Exhibit 10.6

English Translation

Tencent Advertising Alliance Developer Agreement

Foreword

Thank you for using the services offered by Tencent Advertising Alliance!

To use the services offered by Tencent Advertising Alliance (the “Service”), you should read and comply with the Tencent Advertising Alliance Developer Agreement (hereinafter referred to as this “Agreement”), the Tencent Service Agreement and the applicable policies, rules and regulations and those to be issued by Tencent Advertising Alliance (hereinafter collectively referred to as the “Service Rules”).

This Agreement is executed in Nanshan District, Shenzhen City, Guangdong Province, the People’s Republic of China.

The establishment, effectiveness, interpretation and performance of, and resolution of disputes arising from, this Agreement shall be governed by the law of the Mainland of the People’s Republic of China (excluding the conflict of laws provisions thereof).

In the event of any dispute or controversy between you and Tencent, the two parties shall first seek to settle it through friendly negotiations. If the negotiations fail, both parties agree to refer the dispute or controversy to the competent people’s court at the place where this Agreement is signed.

Please read carefully and understand fully the terms herein, especially those regarding the exemption from or limitation of liability, as well as separate agreements and rules for activating or using a service. Terms regarding the exemption from or limitation of liability may be in bold to draw your attention.

You are not authorized to use the Service unless you have read and accepted all the terms of this Agreement and related agreements and rules. If you use the Service, you shall be deemed to have read and agreed to be bound by the above agreements and rules.

Tencent has the right to unilaterally restrict, suspend or terminate provision of the Service to you at any time if you have breached this Agreement, and reserves the right to hold you liable for such breach.

1.	Definitions

For the purposes of this Agreement, unless otherwise stated, the following terms shall have the following meanings:

1.1

“Developer”, or “you”, means an individual, legal person or other organization which, upon valid registration and application, connects the Mobile App to which such individual or organization holds corresponding rights to Tencent Advertising Alliance;

1.2	“Promotional Content” means the corresponding promotional content pushed by Tencent to the Mobile App through an SDK Interface.

1.3

“Mobile App”, or the “App”, means a cellphone app with the Service and the SDK Interface embedded in it which has been developed and connected to Tencent Advertising Alliance by Developer, or connected to Tencent Advertising Alliance by Developer after approval from the right holder, and relevant services, including but not limited to game services, tool services, e-commerce services, video or music services and other services, whether existing or hereafter provided.

1.4	“SDK Interface” means a Mobile App interface independently developed by Tencent which can be embedded into the App to realize the feature of displaying the Promotional Content in the App.

1.5

“Valid Promotion Revenue” means the promotion revenue calculated based on the quantity of valid results brought by the App for the Promotional Content. The quantity of valid results may be calculated based on different indicators such as number of clicks, number of impressions and number of downloads, and, specifically, based on the corresponding indicators determined by Tencent for different products. Quantity of valid results is equal to total quantity of results less quantity of invalid results.

1.6

“Tencent Platform Data” means relevant data generated by Users and Developer in the Service, App, etc., including but not limited to the data generated from Users’ behaviors and various transaction data.

1.7	“Users” mean the users of Developer’s App.

2.	Developer’s Rights and Obligations

2.1 Account registration

2.1.1 To become a Developer of the Service, you should visit the website of the Service (http://e.qq.com/dev) and use a QQ account to create a Developer account (hereinafter referred to as the “Account”). You may also activate the Service through other channels approved by Tencent. If you activate the Service through other channels approved by Tencent (including but not limited to Tencent X5 Browsing Service), you shall comply with this Agreement and the Service Rules as well as the relevant agreements and rules of those channels.

2.1.2 Once Developer’s Account is successfully created, the corresponding QQ account cannot be changed, and the Account may not be transferred, granted or inherited. When you create the Account, you should use a QQ account that you have the legal right to use, and comply with the QQ Account Rules and relevant agreements and rules. You shall submit true, lawful and valid registration information, including but not limited to ID card, business license, account for receiving payments and contact information, and update the Account information to ensure that the information is accurate and valid. You shall provide true and accurate qualification materials or certificates necessary for the relevant products and services, otherwise Tencent has the right to suspend or terminate the provision of services to you at any time. If your relevant registration information is changed, to the extent that the change is permitted, you shall modify the relevant registration information and notify Tencent within three business days after the change. Any loss or liability caused by your inaccurate registration information or failure to update it in time shall be borne by you.

2.1.3 You must not use your Account for any other purposes in violation of this Agreement. Otherwise, Tencent has the right to unilaterally restrict, suspend or terminate provision of the Service to you at any time, and you may not use the Service again without Tencent’s consent.

2.1.4 The QQ account used by you to create the Account will be your credential for logging into and using the Service. You shall adopt proper measures to protect the confidentiality of the QQ account and password, and passcodes and passwords used for accessing and managing products and services of the Service. All losses and consequences arising from the loss or divulgence of the aforementioned passcodes and passwords due to your improper confidentiality measures or your other acts shall be borne by you.

2.1.5 You agree and acknowledge that the QQ account you use to create the Account for the Service is lawful. All acts done in the Service with any of the aforementioned QQ accounts, including but not limited to creating an Account for the Service, submitting corresponding qualification materials, confirming and agreeing to relevant agreements and rules, selecting specific service types and paying fees, are made by you or anyone authorized by you, and are binding on you. Meanwhile, you shall bear legal liability for all acts performed using any of the aforementioned QQ accounts.

2.1.6 The bank account provided by Developer shall be consistent with the entity name stated by Developer when it creates the Account for the Service. In the event of any change to Developer’s bank account, Developer shall modify the relevant registration information and notify Tencent within three business days after the change.

2.1.7 If you find that someone has fraudulently used or stolen your Account or any other circumstances about use of your Account without your lawful authorization, you shall immediately notify Tencent in an effective manner (including but not limited to providing your relevant identity information and enterprise qualifications, relevant facts and your requests). Upon receipt of your valid request and verification of your identity, Tencent shall take appropriate measures as the circumstances may require. If the information you provide is incomplete and as a result Tencent cannot verify your identity or cannot ascertain your needs and thus cannot timely handle the matter, you shall be solely liable for any and all losses arising therefrom. Meanwhile, Tencent needs a reasonable period of time to take measures in response to your request, and Tencent shall not be liable for any loss incurred by you due to the acts performed by others before you notify Tencent and Tencent takes measures based on your valid notice.

2.2 Qualifications

2.2.1 Your use of the Service, connection of the App to the Service and operation of the App, or provision of relevant services shall all be compliant with relevant laws, regulations and provisions of this Agreement, and you shall have relevant lawful qualifications or the relevant acts have been approved by the relevant government authorities and right holders.

2.2.2 The registration information submitted by you shall be true, lawful and valid, including but not limited to the entity’s qualifications, name of the App, name of the contact person, address and email address.

2.2.3 The services provided by you through your App shall be compliant with the provisions of relevant national regulations and shall not violate any laws, regulations, agreements or rules, or infringe upon the legitimate rights and interests of any person. At the same time, you shall provide relevant supporting documents for copyright and patent in accordance with the law, as agreed or as required by Tencent.

2.3. App requirements

2.3.1 You shall be solely responsible for the creation, development, editing, processing, modification, testing, operation and maintenance of your App and assume the corresponding costs and responsibilities.

2.3.2 Your App shall be compliant with relevant laws, regulations and technical specifications or industry standards. At the same time, it shall also meet the unified requirements for technology and security of Tencent so as to ensure the safe and consistent operation of the App on Tencent platform.

2.3.3 The App can be connected to the system of the Service in accordance with relevant specifications and procedures after passing the test of Tencent. The rules for testing shall be subject to Tencent’s test standards, and Tencent shall have the right to revise the test standards as needed.

2.3.4 You warrant that you have all intellectual property rights to the App or that you have obtained necessary licenses from the right holder in accordance with the law, that the App and the services and products provided through the App meet the legal requirements and do not infringe upon the legitimate rights and interests of any person, and that you will operate the App in accordance with the law, and solely assume any and all obligations and liabilities.

2.3.5 You shall be responsible for the update, operation and customer service of the App other than the Promotional Content. If the App is modified or updated, you shall first submit the updated product to Tencent and then update the App through your own channels and the channels you work with.

2.3.6 You are responsible for continuously improving and optimizing the App, promoting the App through your own channels and the channels you work with, and bring in more Users of the App for more impressions and clicks of the Promotional Content.

2.4 Developer’s code of conduct

2.4.1 Developer shall follow all rules of the Service, including the operation rules and management measures formulated and revised by Tencent from time to time in connection with the Service, and accept the corresponding assessments and regulations. You shall uninterruptedly display the entire Promotional Content, and undertake not to add anything to, modify or delete anything from the Promotional Content.

2.4.2 After communication with and confirmation from Tencent, you shall have the right to add key words to the Service to block Promotional Content, and shall undertake to accept any other Promotional Content except those containing such key words.

2.4.3 You shall not provide or transfer any document, picture, photo or SDK Interface or any content involved in the cooperation to any third party, and shall not use the information, content or services provided by Tencent for any purpose other than the Service.

2.4.4 You are prohibited from using any approaches that violate any law or contract to falsify the quantity of valid results of the Promotional Content, including but not limited to cheating through virtual machines and cheating with respect to transactions or clicks.

2.4.5 You are prohibited from any act to reverse engineer, decompile or disassemble the SDK Interface, or change the content, functions, logic, interface or any other aspect of the SDK Interface, or use the SDK Interface or services for purposes other than those stipulated in this Agreement.

2.4.6 You must not engage in or facilitate (including but not limited to facilitating such acts of Users) any and all acts that violate laws or regulations, including but not limited to:

(1) Acts that are against the basic principles under the Constitution;

(2) Acts that endanger national security, leak any national secret, subvert state power or undermine national unity;

(3) Acts that harm national honors and interests;

(4) Acts that stir up ethnic hatred or ethnic discrimination and undermine harmony among the ethnic groups;

(5) Acts that harm the national policies on religions and propagate cults and superstition;

(6) Acts of spreading rumors, disrupting social order and destabilizing society;

(7) Acts of disseminating obscenity, pornography or any content concerning gambling, violence, homicide or terror, or instigating crimes;

(8) Acts of insulting or slandering other person, or infringing on the legitimate rights and interests of other person;

(9) Acts that infringe on other’s intellectual property rights, trade secrets and other legitimate rights;

(10) Acts of maliciously fabricating stories or concealing facts to mislead or deceive other person;

(11) Acts of publishing, transmitting, and disseminating improper advertising information and spam; and

(12) Other acts prohibited by laws or regulations.

2.4.7 You must not engage in or facilitate (including but not limited to facilitating such acts of Users), any and all acts including but not limited to:

(1) Deleting, concealing or altering any patent, copyright, trademark or other ownership statement displayed or contained in the Service;

(2) Disrupting or attempting to disrupt in any way the normal operation of any product, any part or any function of Tencent, or making, releasing or spreading the above-mentioned tools and methods;

(3) Using any trademark or logo of Tencent or any variation, abbreviation or adaptation thereof without the written permission of Tencent, except as necessary to display the Promotional Content;

(4) Bypassing, attempting to bypass, or claiming to be able to bypass any content protection mechanism, or causing Users to believe that they interact directly with Tencent and relevant products of Tencent;

(5) Using Tencent’s URL addresses or technical interfaces in any manner without written permission from Tencent, except as necessary to display the Promotional Content;

(6) Without a User’s consent, displaying or otherwise providing any information of that User to any other User or other parties;

(7) Without express consent from a User or Tencent, sending harassing messages to such User, or directly contacting such User in the name of Tencent;

(8) Providing proxy authentication credentials for any entity to automatically log into the platform of the Service;

(9) Providing tracking functions, including but not limited to identifying other Users’ viewing and clicking behaviors on personal homepage;

(10) Automatically directing the browser window to other web pages;

(11) Obtaining unauthorized access to Tencent products or services;

(12) Making the App contain any computer viruses, Trojan horses, other malicious programs or any other content that may endanger the rights and interests of Tencent or Users or terminal information security;

(13) Creating or releasing any gameplay, content or the like that violates relevant laws and regulations, public order, accepted customs and practices and social ethics;

(14) Publicly announcing or implying that there is a cooperative relationship between you and Tencent, including but not limited to mutual shareholdings, business transactions or cooperative relationships, or claiming endorsement from Tencent;

(15) Granting, selling or otherwise using any of Tencent’s virtual currencies or brand services (such as QQ Coin, QQ Point and Yellow Diamond) without the permission of Tencent; and

(16) Other acts and content deemed undesirable or inappropriate by Tencent.

2.4.8 If you need to suspend the display of Promotional Content due to maintenance or upgrade of the App or other reasons, you shall notify Tencent in writing at least five business days in advance.

2.4.9 In the event of termination of the App or related services for any reason, you shall properly resolve relevant matters between you and Users in accordance with the law and relevant agreements before the termination.

2.5 Tencent platform’s data rules

2.5.1 All rights to any data involved in the Service shall be owned by Tencent (unless otherwise provided by law) as its trade secrets. Without Tencent’s prior written consent, you must not use the foregoing data for purposes other than those agreed under this Agreement, or provide such data to others in any manner, or do anything to undermine the business relationships between Tencent and its customers.

2.5.2 Once you stop using the Service, or Tencent terminates your use of the Service for any reason, you must immediately delete all data (including all backups) obtained from Tencent, and shall not use such data in any manner.

2.5.3 You shall adopt reasonable and secure technical measures in addition to providing the Service to ensure the security of all types of data and other information saved on Tencent’s servers due to the use of the Service, and be held liable for consequences caused by your acts (including but not limited to the adoption of encryption measures or other security measures).

2.6 Legal liability

2.6.1 You shall solely assume any liability caused by your violation of laws and regulations or your operation that violates rules and regulations. Developer agrees and acknowledges that:

(1) The App is operated independently by Developer and Developer shall assume sole and full responsibility for the App; Tencent will not, and is impossible to, participate in Developer’s any activities such as R&D and operation of the App, and shall not modify, edit or organize Developer’s App;

(2) Tencent independently develops and enjoys intellectual property rights and other legal rights to the SDK Interface, and Developer shall use it only within the scope of the Service.

(3) Developer shall be held solely liable for any dispute, liability, consequence or loss arising from any act of Developer or Developer’s violation of relevant laws and regulations or provisions of this Agreement, in each case without any liability upon Tencent, and shall be held solely liable for any liability and loss arising from infringement upon any rights and interests of Tencent or others due to such act or violation of Developer.

2.6.2 Any dispute caused by any third-party software or technology used by the Service shall be resolved by that third party.

2.6.3 If Tencent finds, by itself or based on information from relevant authorities or complaints made by a right holder, that you may have breached this Agreement, Tencent shall have the right to determine, at its sole discretion on reasonable basis, whether you have breached this Agreement. If Tencent determines that you have breached this Agreement, Tencent shall have the right to unilaterally take one or more of the following measures at any time:

(1) Requiring you to rectify the breach immediately;

(2) Suspending or terminating services for the app which the breach concerns or all or any other apps under your name;

(3) Forbidding you from connecting any of your new app to the Service in the future;

(4) Suspending or terminating settlement of promotion costs in connection with the app suspected of having breached this Agreement or all or any other apps under your name;

(5) Holding you legally liable;

(6) Publicly disclosing your acts; and

(7) Other measures deemed appropriate by Tencent.

2.6.4 If Tencent takes any action or measure against you or your App or apps pursuant to any clauses above or other relevant provisions of this Agreement, or due to your violation of relevant laws, you shall be solely liable for any dispute or liability arising therefrom and any loss incurred by you (including but not limited to service interruption and confiscation of unpaid promotion costs as liquidated damages for Tencent), Tencent or others.

2.6.5 If you have any objection to any penalty for breach of contract, you shall file a complaint with the correct contact information provided by Tencent within three business days from receipt of the penalty notice. If you do not file a complaint or fail to file a complaint within the time limit, you shall be deemed to have accepted the penalty imposed by Tencent. Notwithstanding the foregoing, Tencent shall have the right to unilaterally decide whether or not to accept any complaint.

3. Tencent’s Rights and Obligations

3.1 Tencent shall provide you with corresponding services based on your selection of services and settlement methods.

3.2 Protecting the security of your information is a basic principle of Tencent. Without your consent, Tencent shall not disclose or provide your information to any company, organization or individual outside Tencent, except for:

(1) Information which can be provided pursuant to this Agreement or other relevant agreements and rules;

(2) Information which can be provided pursuant to laws and regulations;

(3) Information requested by the administrative, judicial and other government authorities;

(4) Information provided by Tencent to a third party with your consent;

(5) Information required to resolve a complaint, a reported matter or a dispute involved in a lawsuit; and

(6) Information which must be provided for the purpose of taking necessary and reasonable measures to prevent serious illegal acts or suspected crimes.

3.3 Despite Tencent’s great efforts to protect your information, your information could be leaked or stolen due to force majeure or other reasons not attributable to Tencent, and you agree that Tencent shall be exempted from liability for any losses thus incurred by you.

3.4 Tencent may assign some or all of its rights and obligations under this Agreement to others. If you do not agree to such assignment by Tencent, you have the right to stop using the Service. Otherwise, you are deemed to have accepted it.

3.5 Unless otherwise agreed, Tencent is not required to pay you for any right or interest it is entitle to hereunder.

3.6 You acknowledge and agree that, for mutual benefit, Tencent has the right to use your logo, marks, name, pictures and other relevant materials for the purpose of promoting the Service.

3.7 Tencent shall be responsible for the connection, review, operation and management of the Promotional Content. Tencent shall push the Promotional Content in the App based on the needs of other parties and your settings.

3.8 Tencent is responsible for providing the technical implementation scheme for the Service, carrying out R&D work and providing the SDK Interface, relevant documents and technical support for you. You shall embed the SDK Interface in your application as requested by Tencent.

3.9 Tencent has the right to review, test and perform security scans on the App submitted by you. If the App does not pass the test, you must modify it and then submit it again. If the same version of the same App has been submitted three times and still fails to pass the test, Tencent has the right to terminate connection of the App to the Service.

3.10 Tencent is responsible for providing you with a statistical system for promotion data queries, which enables you to query about the Promotional Content in the App, including but not limited to number of impressions, number of clicks and revenue.

3.11 Tencent is responsible for the development, operation and maintenance of the Service and the statistical system for promotion data queries, and ensuring the continuity and stability of the system’s services. Tencent shall not be liable for any malfunction, interruption or delay of the system’s services not attributable to Tencent.

3.12 Tencent warrants that it shall not reverse engineer, decompile or disassemble the App, or modify the functions, logic or other aspects of the App provided by you, or modify any other content or interface other than the Service.

3.13 Tencent is legally entitled to ownership and intellectual property rights to its SDK Interface, relevant content and names, and under no circumstance will such intellectual property rights of Tencent be transferred in any manner.

3.14 Tencent has the right to unilaterally formulate and amend the Service Rules based on the actual operation status of the Service, and to assess and regulate you and your App in accordance with the relevant rules and measures.

4. Promotion Costs Calculation and Settlement

4.1 Tencent may modify or change the settlement proportion, settlement cycle and settlement method of the fee based on actual needs. Prior to such modification or change, Tencent shall give notice or make an announcement on the corresponding service page, the details of which shall be determined in accordance with the actual policies implemented each month, which you shall comply with. If you do not agree to the said modification or change, you should stop using the corresponding services; otherwise, any use by you shall be deemed as your consent to the said modification or change.

4.2 Costs settlement

4.2.1 Tencent shall pay you the promotion costs based on the quantity of valid results brought by the App for the Promotional Content, the Valid Promotion Revenue and taxes. Specific calculation formula: Promotion costs = Valid Promotion Revenue generated by the App - taxes withheld (if any).

4.2.2 Tencent shall, in accordance with relevant national laws and regulations, withhold individual income tax from the promotion revenue earned by individual developers. You shall bear the tax payable on the Valid Promotion Revenue corresponding to the App. The final promotion costs paid by Tencent to you shall be the amount after withholding individual income tax. You need to go through the annual final settlement formalities with the tax authority concerned. The tax refunds you receive from the tax authority and the additional tax payments you need to make are your personal rights/obligations, have nothing to do with Tencent and do not involve refund to or recovery from Tencent.

4.2.3 The income tax payable by corporate developers on the Valid Promotion Revenue shall be paid by themselves in accordance with relevant national laws and regulations. The amount of final promotion cost paid by Tencent to you shall be the pre-tax amount.

4.3 Costs confirmation

4.3.1 Developer’s revenue shall be settled on a monthly basis. Developer acknowledges and agrees that, with respect to the number of impressions, number of clicks, quantity of valid results, and Valid Promotion Revenue, the corresponding statistical data in Tencent’s system shall be deemed final and valid, and Developer has no objection thereto.

4.3.2 You shall, before the 20th day of every month (or its immediately next business day if the 20th day falls on a holiday), print and affix the common seal (or signature, in the case of a natural person) to the bill of your revenue and other relevant data for the previous natural month which is obtained from Tencent’s management system, and mail the said bill bearing the common seal (or signature, in the case of a natural person), together with a corresponding valid tax invoice, to the address and recipient specified by Tencent.

4.3.3 Both parties shall bear their respective taxes and fees payable by them in accordance with the law. Tencent shall have the right to withhold and pay on behalf of them the taxes and fees that need to be withheld.

4.4 Costs payment

4.4.1 You have the right to designate a bank account for receiving payments in accordance with the rules related to the Service.

4.4.2 All revenues payable to you by Tencent pursuant to this Agreement shall be directly remitted to your bank account by telegraphic transfer within 30 business days upon receipt of a valid tax invoice issued by you and bill statement affixed with the seal.

4.4.3 Unless otherwise specified in the relevant documents (including but not limited to the master agreement, supplementary agreements and rules and specifications thereof), all costs and fees involved shall be denominated in RMB.

5. Anti-cheating and Anti-corruption Clauses

5.1 You undertake to follow the service rules related to the Service and shall not perform the following acts during the cooperation:

5.1.1 Creating invalid traffic (such as self-made visits, encouraged visits and program-generated visits).

5.1.2 Creating invalid clicks:

(1) Self-clicking: Users click manually and repeatedly or incite others to do the same;

(2) Forcing and encouraging Users to click: Guiding Users to click for the purpose of any resource exchange;

(3) Clicking through programs and software: Creating automatic clicks through cheating programs to increase invalid data.

5.1.3 Embedding in violation of regulations:

(1) Words that induce or guide Users to click on any Promotional Content are present;

(2) The Promotional Content covers the operation elements of the App, affecting normal operations of Users;

(3) Multiple pieces of Promotional Content are embedded in the interface of the same App, covering the App’s interface and seriously affecting normal viewing by Users.

5.1.4 Displaying content in violation of the requirements of the Service Rules (such as changing the form and covering content).

5.1.5 Cheating in violation of this Agreement or national laws, regulations or other legal and normative documents.

5.1.6 Any other acts performed for creating false or invalid traffic, clicks, downloads, etc. in any improper manner or embedding in violation of regulations.

5.2 Tencent shall have the right to formulate and adjust the corresponding anti-cheating management and punishment rules from time to time. The relevant rules shall be an integral part of this Agreement. The rules and this Agreement shall constitute the entirety of this Agreement.

6. Exemption from Liability

You acknowledge and agree that, if any loss is caused to you by Tencent due to any of the following circumstances, you agree to release Tencent from its liability therefor:

6.1 In view of the special nature of online services or the adjustments to or changes in national policies or industry regulations, Tencent has the right to change, suspend or terminate the Service in part or in whole at any time without notifying you in light of the overall operation status of the Service or the relevant operation norms and rules.

6.2 In order to provide you with better services, Tencent has the right to, on a regular or irregular basis, overhaul, maintain and upgrade the platform or related equipment used for the Service, which may cause the interruption or suspension of the relevant services for a reasonable period of time.

6.3 Tencent’s services are provided on an “as is” basis as can be achieved based on the existing technologies and conditions. Tencent will make its best efforts to provide services to you and ensure the consistency and security of the services; however, Tencent cannot guarantee that the services it provides are without any defect and cannot foresee or prevent legal, technical and other risks at any time, including but not limited to service interruption, data loss and other losses and risks caused by force majeure events, viruses, Trojan horses, hacking, system instability, defects in third-party services and government actions. Therefore, you also agree that, if there are any defects in the services provided by Tencent, the aforementioned defects are unavoidable with existing technologies and shall not be treated as a breach of this Agreement by Tencent. In addition, you agree to release Tencent from its liability for any loss of data or information or other losses incurred by you. In the event of the said circumstance, Tencent will cooperate with the organizations concerned as promptly as possible and make timely repairs. If any loss is caused to you, you agree to release Tencent from its liability therefor.

6.4 If a service is interrupted or terminated by any of the following circumstances, and any loss is thus incurred, you agree to release Tencent from its liability therefor:

(1) Damage caused by computer viruses, Trojan horses or other malicious programs or hackers;

(2) Failure of your or Tencent’s computer software, systems, hardware and communication lines;

(3) Your improper operations;

(4) Your use of the Services by means not authorized by Tencent; and

(5) Other circumstances that Tencent cannot control or reasonably foresee.

7. Notification

7.1 Tencent may deliver to you the rules, notices, reminders and other information about the Service through one or more of the following channels: web page announcements, web page reminders, e-mails, text messages, regular mail delivery and internal messages sent by the management system of the Service to your registered account. Such information shall be deemed to have been accepted and agreed to by you and be binding on you once announced or sent by Tencent through any of the aforementioned channels. If you do not accept this provision, please immediately stop using the Service and inform Tencent in writing. Otherwise, you are deemed to have accepted and agreed to the foregoing provision.

7.2 If you fail to receive the relevant rules, notices, reminders or other information because there is mistake in the email address, mobile phone number, or correspondence address provided by you, you agree that you shall be deemed to have received the relevant information, be bound by it and bear any consequence and liability arising therefrom.

7.3 You also agree that Tencent may send other information which may be relevant or irrelevant to the Service to your email address and mobile phone number, including but not limited to commercial advertisements.

7.4 If you need to notify Tencent of any matter, you shall notify Tencent in writing through the contact details officially and publicly disclosed under the Service.

8. Intellectual Property Rights

8.1 Save as otherwise provided by the law, Tencent shall own intellectual property rights to the information and content (including but not limited to web pages, text, images, audios, videos and graphics) provided by Tencent in the Service. Unless otherwise stated, Tencent shall own the copyright, patent right and other intellectual property rights to the software on reliance of which Tencent provides the Service. Tencent shall own the copyright or trademark right to “QQ”, “腾讯”, “TENCENT”, penguin image and other commercial marks used by Tencent in the Service. The foregoing and any other intellectual property rights legally owned by Tencent are protected by law, and you must not use them or create derivative works based thereon in any manner without the written consent of Tencent.

8.2 You shall only have the right to legally use the Service or the related SDK Interface in accordance with this Agreement. Tencent shall own the copyright, patent right and all other relevant rights to the software SDK Interface related to the Service. Without the written permission of Tencent, you may not use or sell, transfer or license to any entity or individual Tencent’s codes, SDK Interface or development tools in violation of this Agreement or law.

9. Term and Termination

9.1 Agreement term

9.1.1 This Agreement shall remain in effect unless terminated under this Agreement.

9.1.2 If either party breaches this Agreement, which breach makes it impossible to perform this Agreement or achieve the purposes of this Agreement, or such breach infringes on the legitimate rights and interests of the non-breaching party, the non-breaching party may terminate this Agreement with notice in writing to the other party no less than ten days in advance.

9.1.3 During the term of this Agreement, if national laws or regulations, new relevant documents issued by relevant national authorities and telecommunication operators or changes in the applicable policies cause fundamental changes to the basis for the execution and performance of this Agreement, either party may notify the other party to amend the original Agreement through negotiations; if negotiations fail, either party may terminate this Agreement without any liability by giving notice to the other party no less than ten days in advance.

9.2 Termination

9.2.1 Either party declares bankruptcy or is going through liquidation or dissolution.

9.2.2 If you cannot continue to use the Service or Tencent cannot provide the Service due to a force majeure event, either party has the right to terminate this Agreement at any time.

9.2.3 If you do not accept the provisions of this Agreement or the amendments made by Tencent hereto, or you do not accept the Service Rules or the amendments thereto, you have the right to terminate this Agreement at any time.

9.2.4 Tencent shall have the right to unilaterally terminate the Service and this Agreement at any time with consideration of its overall operation arrangements.

9.2.5 If Tencent terminates the provision of the Service to you due to your breach of this Agreement, and you subsequently directly or indirectly or in the name of another person register for the Service, Tencent has the right to unilaterally suspend or terminate the provision of the Service.

9.2.6 Tencent shall have the right to terminate the provision of the Service to you at any time if other termination conditions set forth herein occur or are met.

9.3 Post-termination events

9.3.1 Termination of this Agreement shall not affect any outstanding settlement or either party’s payment obligations under this Agreement or any other obligations or rights accrued prior to the date of termination.

9.3.2 If this Agreement or the Service is terminated for any reason, Tencent may retain or delete all data in your account and data and any other information stored on Tencent’s server with respect to your use of the Service, including any data that you have not completed before the Service is terminated.

9.3.3 It is your responsibility to back up the data and other information and handle the relevant matters between you and your Users if this Agreement or the Service is terminated for any reason.

10. Miscellaneous

10.1 This Agreement also encompass all policies and rules of Tencent, other agreements or rules annexed to this Agreement and other agreements and rules issued by Tencent from time to time in connection with the Service. The aforementioned policies, rules and agreements shall constitute an integral part of this Agreement once duly issued and be binding on you. In the event of a conflict between the aforementioned policies, rules and agreements and this Agreement, this Agreement shall prevail. Your registration or use of any service hereunder shall be deemed that you have read and agreed to be bound by this Agreement and the aforementioned policies, rules and agreements. Tencent shall have the discretion to unilaterally amend this Agreement or the aforementioned policies, rules and agreements. After the aforementioned policies, rules and agreements are amended, your continued use of the Service shall be deemed your acceptance of the aforementioned policies, rules and agreements as amended. If you do not accept the amended contents, you shall stop using relevant services.

10.2 The Service was formerly named as Tencent Guangdiantong Mobile Alliance Service. The changes in or adjustments to the Service’s name shall not affect the effectiveness of the agreements and rules related to the Service.

10.3 Headings of all terms of this Agreement are for convenience only. They have no actual meaning and shall not be used as the basis for interpretation of this Agreement. (End)

/s/ Shenzhen Tencent Computer System Co., Ltd.

Appendix:

Tencent Group’s Anti-commercial Bribery Statement

[Notice of Change to Contracting Party of Tencent Youlianghui]

(No need to print this page; print and return by post page 2 of the Bill Statement)

Effective as of June 1, 2020, the contracting party of Tencent Youlianghui has changed as follows, and the invoice addressee will need to be changed accordingly.

Contracting party before the change: Shenzhen Tencent Computer Systems Co., Ltd.

Contracting party after the change: Tencent Technology (Shenzhen) Co., Ltd.

The invoice address shall be consistent with the corresponding party specified in the Bill Statement. Details are as follows:

Due to a system upgrade, cross-region	Due to a change to the operator, cross-region
consolidated invoicing is not allowed	consolidated invoicing is not allowed

November 30, 2019                     December 1, 2019        May 31, 2020             June 1, 2020                Present

For any question, please follow the “Tencent Youlianghui” Official Account and consult us. We are sorry for any inconvenience thus caused.

[Appendix: Information of Invoice Addressee Before and After the Change]